Exhibit 10.3

AGREEMENT AND PLAN OF MERGER

MEERKAT INTERESTS LLC

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 9, 2007 by and among Meerkat Interests LLC, a Delaware limited liability company (the “Investment Entity”), DuPont Fabros Technology, Inc., a Maryland corporation (“DF REIT”), and DuPont Fabros Technology L.P., a Maryland limited partnership and operating subsidiary of DF REIT (the “OP”).

RECITALS

WHEREAS, DF REIT and the OP are considering engaging in a series of related transactions pursuant to which, among other things, (i) the OP would acquire interests in various limited liability companies that own, among other assets, real property, and (ii) DF REIT would effect an initial public offering of its shares of common stock, par value $0.001 per share (“REIT Shares”), and contribute the proceeds therefrom for a like number of units of limited partnership interest in the OP (“OP Units”) (the “IPO,” and together with the other transactions in connection therewith, the “IPO Transactions”);

WHEREAS, the parties hereto have determined that, in order to facilitate the IPO, it is in their respective best interests, on the terms and subject to the conditions hereinafter set forth, that (i) the Investment Entity be merged with and into the OP, with the OP surviving, (ii) the outstanding limited liability company interests in the Investment Entity (the “Membership Interests”) be converted into the right to receive the Merger Consideration (as defined below), and (iii) the OP succeed to the liabilities of the Investment Entity arising as a result of the Merger (as defined below);

WHEREAS, Panda Interests LLC, a Virginia limited liability company, and Mercer Interests LLC, a Delaware limited liability company, are the managing members of the Investment Entity (the “Managing Members”), have determined that the Merger, including this Agreement, is advisable, fair to, and in the best interest of holders of Membership Interests (“Members”), and has approved the Merger and this Agreement, and resolved to recommend that the Members approve the Merger and this Agreement, pursuant to a written consent of the Managing Members dated as of August 7, 2007;

WHEREAS, DF REIT, as the general partner of the OP, has determined that the Merger, including this Agreement, is advisable, fair to and in the best interests of the OP and its limited partners, and has approved the Merger and this Agreement, and directed that the Merger and this Agreement be submitted for consideration by the limited partners of the OP, pursuant to a unanimous written consent of the board of directors of DF REIT dated as of August 7, 2007;

WHEREAS, as of the date hereof, Members who, in the aggregate, hold more than fifty percent (50%) of the percentage interest in the profits of the Investment Entity have approved the Merger pursuant to a Consideration Election and Consent Form (the “Election Form”), a form of which was attached to the Confidential Election Memorandum (the “CEM”) previously delivered by DF REIT and the OP to each Member on July 5, 2007; and

WHEREAS, the limited partners of the OP approved and adopted the Merger, including this Agreement, on the terms and subject to the conditions set forth herein, pursuant to a written consent dated as of August 7, 2007.

NOW, THEREFORE, for good and valuable consideration and in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties, each intending to be legally bound hereby, agree as follows:

ARTICLE 1

THE MERGER; CLOSING; EFFECTIVE TIME

1.1. THE MERGER. Subject to the terms and conditions of this Agreement, and in accordance with the provisions of the (i) Delaware Limited Liability Company Act (the “DLLCA”) and (ii) Maryland Revised Uniform Limited Partnership Act (the “MRULPA”), at the Effective Time (as defined below), the Investment Entity shall be merged with and into the OP and the separate existence of the Investment Entity shall thereupon cease (the “Merger”). The OP shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Limited Partnership”) and shall continue to be governed by the laws of the State of Maryland, and the separate existence of the OP as a Maryland limited partnership, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the DLLCA and MRULPA.

1.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Cooley Godward Kronish LLP, One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190-5656, on the day upon which all of the conditions to the Merger shall have been satisfied or waived in writing, or (b) at such other time, date or place as the Investment Entity, DF REIT and the OP may agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.3. EFFECTIVE TIME. If all the conditions to the Merger set forth in Article 7 shall have been satisfied or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8, upon the Closing, the parties hereto shall cause (a) a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be executed and filed with the Office of the Secretary of the State of Delaware, as provided in the DLLCA, and (b) articles of merger substantially in the form attached hereto as Exhibit B (the “Articles of Merger”) to be executed and filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) in accordance with the MRULPA. The Merger shall become effective at the time and on the date specified in the Certificate of Merger filed with the Secretary of State of the State of Delaware and Articles of Merger filed with the SDAT, or, absent any such indication, upon acceptance of the filings (the “Effective Time”).

ARTICLE 2

NAME, CERTIFICATE OF LIMITED PARTNERSHIP

AND AGREEMENT OF LIMITED PARTNERSHIP

OF THE SURVIVING LIMITED PARTNERSHIP

2.1. NAME AND LOCATION OF SURVIVING LIMITED PARTNERSHIP. The name of the Surviving Limited Partnership, “DuPont Fabros Technology, L.P.,” shall continue unchanged at the Effective Time.

2.2. CERTIFICATE OF LIMITED PARTNERSHIP. The certificate of limited partnership of the OP shall be the certificate of limited partnership of the Surviving Limited Partnership until thereafter changed or amended in accordance with the provisions thereof and applicable law.

2.3. AGREEMENT OF LIMITED PARTNERSHIP. The Agreement of Limited Partnership of the OP as in effect immediately prior to the Effective Time shall be the agreement of limited partnership of the Surviving Limited Partnership until thereafter changed or amended in accordance with the provisions thereof and applicable law.

ARTICLE 3

GENERAL PARTNER OF THE SURVIVING LIMITED PARTNERSHIP

3.1. GENERAL PARTNER. DF REIT, the general partner of the OP immediately prior to the Effective Time, shall be the general partner of the Surviving Limited Partnership immediately following the Effective Time.

ARTICLE 4

EFFECT ON MEMBERSHIP INTERESTS

4.1 EFFECT ON MEMBERSHIP INTERESTS.

(a) In connection with the Merger and related transactions, DF REIT and the OP have previously delivered to each Member the CEM, including the Election Form, pursuant to which, among other things, in connection with the Merger and subject to certain conditions and eligibility requirements set forth in the CEM, DF REIT and the OP offered each Member the option to receive as consideration in the Merger either (i) cash, (ii) if eligible, OP Units, or (iii) if eligible, a combination of the two, in exchange for each such Member’s Membership Interests.

(b) At the Effective Time, by virtue of the Merger and the duly executed Election Form submitted by each Member as of the date hereof, and without any further action on the part of any such Member (with certain terms defined in Exhibit C hereto):

(i) Each Member who has validly elected to receive cash pursuant to an Election Form shall be entitled to receive an amount of cash equal to (x) the product of (A) the Member’s Share of the Aggregate Exchange Amount multiplied by (B) such Member’s Cash Percentage multiplied by (C) 92.0%, less (y) any amount the OP determines it may be required to withhold for tax purposes; and

(ii) Each eligible Member who has validly elected to receive OP Units pursuant to an Election Form shall be entitled to receive a number of OP Units equal to (x) the product of (A) the Member’s Share of the Aggregate Exchange Amount multiplied by (B) such Member’s OP Unit Percentage divided by (y) the initial public offering price of a share of DF REIT common stock.

The “Aggregate Exchange Amount” has the meaning set forth in Exhibit C hereto.

A “Member’s Share of the Aggregate Exchange Amount” means the product of (i) the Aggregate Exchange Amount multiplied by (ii) such Member’s percentage interest in the liquidation of the Investment Entity (as determined by the limited liability agreement of the Investment Entity).

A “Member’s Cash Percentage” means the percentage of the consideration that such Member is entitled to receive in cash in connection with the Merger in accordance with such Member’s Election Form (after taking into account any adjustment made by DF REIT to the percentage of the Merger Consideration to be received in cash by an Eligible Member, as described in the CEM), subject to Section 4.1(f) hereof.

A “Member’s OP Unit Percentage” means the percentage of the consideration that such Member is entitled to receive in OP Units in connection with the Merger in accordance with such Member’s Election Form (after taking into account any adjustment made by DF REIT to the percentage of the Merger Consideration to be received in cash by an Eligible Member, as described in the CEM), subject to Section 4.1(f) hereof.

(c) Any Member that (i) did not complete both the Election Form and an Investor Questionnaire, the form of which was attached as an exhibit to the CEM (the “Investor Questionnaire”), and return them to DF REIT on or before the deadline for electing consideration in the Merger set forth in the CEM (the “Election Deadline”), subject to the right of the OP, in its sole and absolute discretion, to accept such forms after the Election Deadline and prior to the initial filing by DF REIT of its registration statement, to the extent practicable, (ii) is not an Eligible Member (as defined in the CEM), or (iii) did not specify a desired form of consideration to be received in the Merger, will be deemed to have elected to receive cash, and no OP Units will be issued to such Member.

(d) The rights of holders of the OP Units as of the Closing will be as set forth in the Amended and Restated Agreement of Limited Partnership of the OP (the “OP Agreement”).

(e) The OP shall issue OP Units only to those Members who have (i) made each of the representations and warranties set forth in Exhibit D hereof (which representations were included in the Investor Questionnaire) and (ii) executed and delivered a Limited Partner Acceptance substantially in the form attached hereto as Exhibit E (the “Limited Partner Acceptance”). The name of each Member, and the number of OP Units issued to such Member, shall be recorded in the books and records of the OP.

(f) Each Membership Interest shall no longer be outstanding and shall be canceled and retired and shall cease to exist.

(g) The aggregate amount of consideration to be paid to the Members pursuant to Section 4.1(b) hereof, plus any amounts withheld by the OP for tax purposes, shall be referred to as the “Merger Consideration.”

4.2 RIGHTS UPON EXCHANGE.

(a) The aggregate amount of the Merger Consideration paid upon the surrender for exchange of Membership Interests in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Membership Interests.

(b) At and after the Effective Time, there shall be no transfers on the books and records of the Investment Entity of Membership Interests which were outstanding immediately prior to the Effective Time.

(c) No fractional OP Units shall be issued pursuant hereto. The number of OP Units issued to any holder of Membership Interests immediately prior to the Effective Time shall be rounded to the nearest whole OP Unit.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 REPRESENTATIONS AND WARRANTIES OF THE INVESTMENT ENTITY. As a material inducement to the OP to enter into this Agreement and to consummate the transactions contemplated hereby, the Investment Entity hereby makes to each of DF REIT and the OP each of the representations and warranties set forth in this Article 5.1, which representations and warranties are true and correct as of the date hereof.

(a) Organization and Standing. The Investment Entity has been duly formed and is validly existing as a limited liability company in good standing under the DLLCA with the requisite limited liability company power and authority to own, lease and operate its assets, conduct the business in which it is engaged and perform its obligations under this Agreement. The Investment Entity is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases assets, or conducts any business, so as to require such qualification.

(b) Authority. The Investment Entity has the requisite limited liability company power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Investment Entity and the consummation by the Investment Entity of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Investment Entity. This Agreement has been duly executed and delivered by the Investment Entity and constitutes the legal, valid and binding agreement of the Investment Entity enforceable against the Investment Entity in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by the Investment Entity has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under its limited liability company agreement, or any material mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to the Investment Entity.

(d) Capital Structure. All outstanding Membership Interests are, and all such interests that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DLLCA, the limited liability company agreement of the Investment Entity or any contract, lease, license, indenture, note, bond or other agreement (a “Contract”) to which the Investment Entity is a party. There are not any options, warrants, calls, rights, convertible or exchangeable securities, units, commitments, Contracts, arrangements or undertakings to which the Investment Entity is a party (x) obligating the Investment Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional Membership Interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any Membership Interests or other equity interest in, the Investment Entity or (y) obligating the Investment Entity to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Investment Entity to repurchase, redeem or otherwise acquire any Membership Interests. There are no agreements among Members, voting trusts or other agreements or understandings to which the Investment Entity is a party or to which it is bound relating to the holding, voting or disposition of the Membership Interests.

(e) Litigation. There is no litigation or proceeding, either judicial or administrative, pending or, to the Investment Entity’s knowledge, threatened, affecting its ability to consummate the transactions contemplated hereby, including the Merger. There is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting the Investment Entity, which in any such case would impair the Investment Entity’s ability to enter into and perform all of its obligations under this Agreement.

(f) Liabilities. The Investment Entity has no material liabilities other than those liabilities that are reflected on the consolidated balance sheet of DuPont Fabros Northern Virginia Data Centers, as of March 31, 2007.

(g) No Insolvency Proceedings. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the Investment Entity’s knowledge, threatened against the Investment Entity, nor are any such proceedings contemplated by the Investment Entity.

(h) No Brokers. The Investment Entity has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of the Investment Entity to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby (other than underwriting fees paid in connection with the IPO).

(i) Securities Laws Matters. The Investment Entity, for itself and each of the Members, acknowledges that (i) DF REIT and the OP intend the offer and issuance of any OP Units to any Eligible Member (as defined in the CEM) to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws by virtue of the status of such Member as an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) acquiring the OP Units in a transaction exempt from registration pursuant to Rule 506 of Regulation D, and (ii) in issuing any OP Units pursuant to the terms of this Agreement, DF REIT and the OP are relying on the representations made by each Member electing to receive OP Units as consideration in the Merger, which representations, as set forth on Exhibit D attached hereto, were included in the Investor Questionnaire.

(j) Status as a United States Person. The Investment Entity represents and warrants that it is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as

amended. The Investment Entity’s U.S. taxpayer identification number that has previously been provided to the OP is correct. The Investment Entity’s office address is the most recent address previously provided to the OP.

(k) Terms and Conditions of the Merger. The Investment Entity has determined that the terms and conditions of the Merger, on an overall basis, are fair and reasonable to the Investment Entity and at least as favorable to the Investment Entity as those that are generally available from persons capable of similarly performing the Merger.

5.2 REPRESENTATIONS AND WARRANTIES OF DF REIT AND THE OP. As a material inducement to the Investment Entity to enter into this Agreement and to consummate the transactions contemplated hereby, DF REIT and the OP hereby make to the Investment Entity each of the representations and warranties set forth in this Article 5.2, which representations and warranties are true and correct as of the date hereof.

(a) Organization and Standing of DF REIT. DF REIT has been duly formed and is validly existing as a corporation in good standing under Maryland law with the requisite power and authority to own, lease and operate its assets, conduct the business in which it is engaged and perform its obligations under this Agreement. DF REIT is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases assets, or conducts any business, so as to require such qualification.

(b) Organization and Standing of the OP. The OP has been duly formed and is validly existing as a limited partnership in good standing under the MRULPA with the requisite partnership power and authority to own, lease and operate its assets, conduct the business in which it is engaged and perform its obligations under this Agreement. The OP is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases assets, or conducts any business, so as to require such qualification.

(c) Authority. Each of DF REIT and the OP has the requisite power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by DF REIT and the OP and the consummation by DF REIT and the OP of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of DF REIT and the OP. This Agreement has been duly executed and delivered by DF REIT and the OP and constitutes the legal, valid and binding agreement of DF REIT and the OP enforceable against each of them in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by DF REIT or the OP has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under its limited liability company agreement, or any material mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to DF REIT or the OP.

(e) Capital Structure. The OP Units, when issued, will have been duly and validly authorized and issued, free of any preemptive or similar rights, without any obligation to restore capital except as required by the MRULPA or as agreed between the OP and any limited partner in the OP.

(f) Litigation. There is no litigation or proceeding, either judicial or administrative, pending or, to DF REIT’s or the OP’s knowledge, threatened, affecting its ability to consummate the transactions contemplated hereby, including the Merger. There is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting DF REIT or the OP, which in any such case would impair DF REIT or the OP’s ability to enter into and perform all of its obligations under this Agreement.

(g) No Insolvency Proceedings. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to DF REIT’s or the OP’s knowledge, threatened against DF REIT or the OP, nor are any such proceedings contemplated by the OP.

(h) No Brokers. Neither of DF REIT or the OP has entered into, and each of them covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of DF REIT or the OP to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby (other than underwriting fees paid in connection with the IPO).

ARTICLE 6

COVENANTS

6.1 CARRYING ON IN THE ORDINARY COURSE OF BUSINESS. From the date hereof to the Closing Date, each of the parties hereto shall conduct its business in the ordinary course in all material respects, except that each party may take such actions and execute such documents as may be required to effectuate the Merger, the IPO Transactions and any related transactions.

6.2 FURTHER ASSURANCES. The Investment Entity shall execute and deliver to DF REIT and the OP all such other and further instruments and documents and take or cause to be taken all such other and further actions as either of them may reasonably request in order to effect the Merger and the other transactions contemplated by this Agreement.

6.3 CONDITIONAL NATURE OF TRANSACTION. The Investment Entity acknowledges and understands that it is a condition to the OP’s obligations to close the transactions contemplated hereby that the other IPO Transactions shall have occurred (or are occurring simultaneously with the Closing), that the occurrence of any of the other IPO Transactions is wholly within the sole and absolute discretion of DF REIT and the OP, and that the Investment Entity has no right to force any of the IPO Transactions to occur, on any terms.

ARTICLE 7

CONDITIONS

7.1 CONDITIONS TO THE OP’S AND DF REIT’S OBLIGATIONS TO EFFECT THE MERGER. The obligations of DF REIT and the OP to effect the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions (unless such conditions are waived in writing by the OP and DF REIT):

(a) IPO. The IPO, in such form as DF REIT, in its sole and absolute discretion, shall have determined to be acceptable, shall have occurred (or is occurring simultaneously with the Closing).

(b) Representations and Warranties. The representations and warranties made by the Investment Entity pursuant to this Agreement shall be true and correct in all material respects as of the Closing as though such representations and warranties were made at the Closing.

(c) Performance. The Investment Entity shall have performed and complied in all material respects with all agreements and covenants that it is required to perform or comply with pursuant to this Agreement prior to the Closing.

(d) Legal Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the Merger, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(e) Consents and Approvals. All necessary consents of governmental and private parties to effect the Merger and the other transactions contemplated by this Agreement, including, without limitation, consents of any lenders, shall have been obtained.

(f) Reliance on Regulation D. DF REIT shall, based on the advice of its counsel and the representations made by any Member receiving OP Units as Merger Consideration in such Member’s Investor Questionnaire, be reasonably satisfied that the issuance and the contemplated distribution of OP Units to any such eligible Member may be made without registration under the Securities Act in reliance on Regulation D under the Securities Act.

(g) Certification of Non-Foreign Status. The Investment Entity shall complete and provide to the OP a certificate of non-foreign status substantially in the form provided in Section 1.1445-2(b)(2)(iv)(B) of the Treasury regulations.

7.2 CONDITIONS TO THE INVESTMENT ENTITY’S OBLIGATION TO EFFECT THE MERGER. The obligation of the Investment Entity to effect the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions (unless such conditions are waived in writing by the Investment Entity):

(a) Representations and Warranties. The representations and warranties made by DF REIT and the OP pursuant to this Agreement shall be true and correct in all material respects as of the Closing as though such representations and warranties were made at the Closing.

(b) Performance. DF REIT and the OP shall have performed and complied in all material respects with all agreements and covenants that they each are required to perform or comply with pursuant to this Agreement prior to the Closing.

(c) Legal Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the Merger, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(d) Consents and Approvals. All other necessary consents of governmental and private parties to effect the Merger and other transactions contemplated by this Agreement, including, without limitation, consents of any lenders, shall have been obtained; provided, that the foregoing condition shall be deemed to have been satisfied if DF REIT or the OP shall have agreed to fully indemnify the Members from any loss, liability, claim, damage or expense arising out of the OP proceeding to effect the Merger without having obtained a necessary consent.

(e) Tax Protection Agreement. DF REIT shall have executed the Tax Protection Agreement substantially in the form attached hereto as Exhibit F (the “Tax Protection Agreement”) for the benefit of the Members.

7.3 CLOSING DELIVERIES.

(a) Closing Deliveries by the Investment Entity. At the Closing, the Investment Entity shall deliver to the OP:

(i) a duly executed Limited Partner Acceptance executed by each Member who has elected to receive OP Units pursuant to this Agreement and the CEM;

(ii) a certificate of non-foreign status substantially in the form of Exhibit G hereto, executed by the appropriate Members; and

(iii) a duly executed Tax Protection Agreement.

(b) Closing Deliveries by the OP. At the Closing, the OP shall deliver to the Investment Entity or, if applicable, the Members, the following:

(ii) the OP Units and/or cash;

(ii) a duly executed Limited Partner Acceptance; and

(iii) a duly executed Tax Protection Agreement.

ARTICLE 8

TERMINATION

8.1 TERMINATION AND ABANDONMENT BY THE OP. DF REIT or the OP shall have the right to terminate this Agreement and abandon the Merger at any time prior to the filing of the Certificate of Merger and the Articles of Merger, following the occurrence of any of the following events:

(i) the determination by DF REIT, in its sole and absolute discretion, not to proceed with the IPO Transactions; or

(ii) at any time on or after December 31, 2007, for any reason.

8.2 TERMINATION AND ABANDONMENT BY THE INVESTMENT ENTITY. The Investment Entity shall have the right to terminate this Agreement and abandon the Merger at any time and for any reason on or after December 31, 2007, but prior to the filing of the Certificate of Merger and Articles of Merger.

8.3 EFFECT OF TERMINATION AND ABANDONMENT. Upon the termination of this Agreement and abandonment of the Merger pursuant to Section 8.1 or 8.2 hereof, this Agreement shall become void and have no effect, and no party shall have any liability to the other in connection with the transactions contemplated hereby, including the Merger, or as a result of the termination of this Agreement; provided, that the foregoing shall not relieve a party of any liability as a result of a breach of any of the terms of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1 ENTIRE AGREEMENT. This Agreement, the Exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

9.2 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

9.4 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

9.5 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

9.6 INCORPORATION. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

9.7 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.8 WAIVER OF CONDITIONS. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

9.9 NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation

By:	/s/ Hossein Fateh
Name:	Hossein Fateh
Title:	Chief Executive Officer

DUPONT FABROS TECHNOLOGY, L.P., a Maryland limited partnership

By:	DuPont Fabros Technology, Inc.,
a Maryland corporation,
its general partner

	By:	/s/ Hossein Fateh
	Name:	Hossein Fateh
	Title:	Chief Executive Officer

MEERKAT INTERESTS LLC, a Delaware limited liability company

By:	Panda Interests LLC, a Virginia limited liability company, its Managing Member

	By:	/s/ Lammot J. du Pont
	Name:	Lammot J. du Pont
	Title:	Manager

[Signature Page to Meerkat Interests LLC Merger Agreement]

Exhibit C

MERGER CONSIDERATION CALCULATION

Definitions (to the extent not defined in the Merger Agreement):

Aggregate Exchange Amount = 5.0118% * DE

DE = Distributable Equity

“Distributable Equity” means, at the time of the IPO, the amount of the aggregate proceeds distributed to all contributors of assets to be owned by DF REIT upon consummation of the IPO.

C-1

Exhibit F

FORM OF TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of [                    ], 2007 by and among DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation (the “REIT”), DUPONT FABROS TECHNOLOGY, L.P., a Delaware limited partnership (the “Partnership”), SAFARI VENTURES LLC, a Delaware limited liability company and five entities that will merge into the Partnership, RHINO INTERESTS LLC, a Delaware limited liability company, QUILL VENTURES LLC, a Delaware limited liability company, LEMUR VENTURES LLC, a Delaware limited liability company, MEERKAT INTERESTS LLC, a Delaware limited liability company, and GRIZZLY INTERESTS LLC, a Delaware limited liability company (each, together with Safari Ventures LLC, a “Merging Entity” and collectively the “Merging Entities”) and each of the undersigned parties hereto identified as “Protected Partners.”

WHEREAS, pursuant to those certain Merger Agreements, dated as of [                    ], 2007, (the “Merger Agreements”), each of the Merging Entities (other than Safari Ventures LLC) will merge into the Partnership, with the Partnership surviving, and a subsidiary of the Partnership will merge into Safari Ventures LLC, with Safari Ventures LLC surviving, with certain of the members of the Merging Entities (each a “Protected Partner” and collectively the “Protected Partners”) exchanging all of such member’s interests in the Merging Entities, in exchange for Ordinary Units of limited partnership interest in the Partnership (“Units”) and with other members of the Merging Entities receiving cash;

WHEREAS, it is intended for federal income tax purposes that the Mergers (other than the Merger of a subsidiary of the Partnership into Safari Ventures LLC) will treated as an “assets over form” merger, as prescribed by Treasury Regulations Sections 1.708-1(c)(3)(i) and 1.708-1(c)(4), and the Merger of a subsidiary of the Partnership into Safari Ventures LLC will be treated as a contribution by the members of Safari Ventures LLC of interests in Safari Ventures LLC to the Partnership in exchange for cash or Units;

WHEREAS, in accordance with Section [        ] of each Merger Agreement and in consideration for the agreement of the Merging Entities to consummate the Mergers, the parties desire to enter into this Agreement regarding certain tax matters as set forth herein; and

WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable as a result of certain actions being taken by the Partnership regarding the disposition of certain of the contributed assets and certain debt obligations of the Partnership and its subsidiaries.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Contribution Agreement, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below).

“Annual Gain Amount” means for each Gain Limitation Year an amount equal to the product of 10% multiplied by the initial aggregate amount of the Protected Gain for all Protected Partners as set forth in Schedule 2.1(b); provided, however, that the Annual Gain Amount for the Tax Protection Period ending December 31, 2007, will be prorated based on the number of days from the Closing Date until the end of such Gain Limitation Year.

“Annual Gain Limitation” has the meaning set forth in Section 2.2.

“Closing Date” means the date on which each Merger will be effective.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means the prior written consent to do the act or thing for which the consent is required or solicited, which consent may be executed by a duly authorized officer or agent of the party granting such consent.

“Cumulative Recognized Protected Gain” means, for any Gain Limitation Year, the amount equal to the sum of the Protected Gain recognized by a Protected Partner in such Gain Limitation Year with respect to the Gain Limitation Properties, plus the Protected Gain recognized by such Protected Partner in all preceding Gain Limitation Years with respect to the Gain Limitation Properties.

“Cumulative Unadjusted Protected Gain” means, for any Gain Limitation Year, an amount equal to the Cumulative Recognized Protected Gain for a Protected Partner with respect to the Gain Limitation Properties, minus the Prior Adjusted Protected Gain for such Protected Partner with respect to the Gain Limitation Properties.

“Deficit Restoration Obligation” or “DRO” means a written obligation by a Protected Partner to restore part or all of its deficit capital account in the Partnership upon the occurrence of certain events.

“Excess Protected Gain” means for a Gain Limitation Year, the amount by which the Protected Gain recognized by the Protected Partners, as a group, with respect to such Gain Limitation Year with respect to the Gain Limitation Properties exceeds the Annual Gain Limitation for such Gain Limitation Year.

“Gain Limitation Carry-forward” means, for any Gain Limitation Year, the amount by which:

(A)	the sum of Annual Gain Amounts for all preceding Gain Limitation Years;

exceeds

(B)	the aggregate Protected Gain recognized by the Protected Partners, as a group, with respect to the Gain Limitation Properties with respect to all preceding Gain Limitation Years.

“Gain Limitation Property” means (i) each of the properties identified on Schedule 2.1(b) hereto as a Gain Limitation Property; (ii) any other properties or assets hereafter acquired by the Partnership or any direct or indirect interest owned by the Partnership in any entity that owns an interest in a Gain Limitation Property, if the disposition of that interest would result in the recognition of Protected Gain by a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Gain Limitation Property.

“Gain Limitation Year” means a taxable year of the Partnership ending on or before the expiration of the Tax Protection Period.

“Guaranteed Amount” means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.

“Guaranteed Debt” means any loans incurred (or assumed) by the Partnership or any of its subsidiaries that are guaranteed by Partner Guarantors at any time after the Closing Date pursuant to Article 3 hereof.

“Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, disregarded entity or subchapter S corporation for federal income tax purposes, any person owning an equity interest in such Protected Partner, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity or subchapter S corporation for federal income tax purposes, any person owning an equity interest in such entity.

“Minimum Liability Amount” means, for each Protected Partner, the amount set forth next to such Protected Partner’s name on Schedule 3.1 hereto.1

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations § 1.752-1(a)(2).

“Partner Guarantors” means those Protected Partners who have guaranteed any portion of the Guaranteed Debt.

“Partnership” means DuPont Fabros Technology, L.P., a Maryland limited partnership.

“Partnership Agreement” means the [[Amended and Restated]Agreement of Limited Partnership] of the Partnership, dated as of [                    ] as amended, and as the same may be further amended in accordance with the terms thereof.

“Prior Adjusted Protected Gain” for any Gain Limitation Year, the amount of Cumulative Recognized Protected Gain of a Protected Partner with respect to which reimbursement payments would have been made to such Protected Partner under Article 4 hereof (computed in accordance with the principles set forth in the parenthetical in the first paragraph of Section 2.1), not taking into account the limitation therein based upon the actual gain recognized by such Protected Partner.

“Protected Gain” shall mean the gain that would be allocable to and recognized by a Protected Partner under Section 704(c) of the Code in the event of the sale of a Gain Limitation Property in a fully taxable transaction (excluding its corresponding share of “book gain,” if any). The initial

1	The estimated “negative tax capital account” of a Partner in the Partnership on the closing date of the IPO as determined by the Partnership in its sole discretion multiplied by the percentage elected by such partner in its “Guarantee Election” made pursuant to the Confidential Election Memorandum dated (provided such Guarantee Election is properly and validly made).

amount of Protected Gain with respect to each Protected Partner shall be determined as if the Partnership sold each Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Gain Limitation Property on the Closing Date, and is set forth on Schedule 2.1(b) hereto. Gain that would be allocated to a Protected Partner upon a sale of a Gain Limitation Property that is “book gain” (for example, any gain attributable to appreciation in the actual value of the Gain Limitation Property following the Closing Date or any gain resulting from reductions in the “book value” of the Gain Limitation Property following the Closing Date) shall not be considered Protected Gain. (As used in this definition, “book gain” is any gain that would not be required under Section 704(c) of the Code and the applicable regulations to be specially allocated to the Protected Partners, but rather would be allocated to all partners in the Partnership, including the REIT, in accordance with their respective economic interests in the Partnership.)

“Protected Partner” means those persons set forth as Protected Partners on Schedule 2.1(a),2 and any person who acquires Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of a Protected Partner in such Units.

“Qualified Guarantee” has the meaning set forth in Section 3.2.

“Qualified Guarantee Indebtedness” has the meaning set forth in Section 3.2.

“Section 704(c) Value” means the fair market value of any Gain Limitation Property as of the Closing Date, as determined by the Partnership and as set forth next to each Gain Limitation Property on Schedule 2.1 hereto. The Partnership shall initially carry the Gain Limitation Property on its books at a value equal to the Section 704(c) Value as set forth above.

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest that owns a Gain Limitation Property on the Closing Date, after giving effect to the Mergers, or that thereafter is a successor to the Partnership’s direct or indirect interests in a Gain Limitation Property.

“Tax Protection Period” means the period commencing on the Closing Date and ending at 12:01 AM on January 1, 2018; provided, however, that with respect to a Protected Partner, the Tax Protection Period shall terminate at such time as such Protected Partner has disposed of 50% or more of the Units received, directly or indirectly, in the Mergers by such Protected Partner in a taxable transaction.

“Total Unadjusted Protected Gain” means, for any Gain Limitation Year, the sum of the Cumulative Unadjusted Protected Gain amounts for all Protected Partners with respect to the Gain Limitation Properties.

“Unadjusted Protected Gain Percentage” means, for any Gain Limitation Year, the percentage obtained by dividing such Protected Partner’s Cumulative Unadjusted Protected Gain by the Total Unadjusted Protected Gain for such Gain Limitation Year and multiplying such quotient by 100.

2	This schedule will include the members of the Merging Entities as of the time of the Mergers that receive Units in connection with the Mergers.

“Units” means units of limited partnership interest of the Partnership, as described in the Partnership Agreement.

ARTICLE 2

RESTRICTIONS ON DISPOSITIONS OF

GAIN LIMITATION PROPERTIES

2.1 Restrictions on Disposition of Gain Limitation Properties.

(a) The Partnership agrees for the benefit of each Protected Partner, for the term of the Tax Protection Period, not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Gain Limitation Property or any interest therein, without regard to whether such disposition is voluntary or involuntary, in a transaction that would cause the Protected Partners in the aggregate to recognize any Protected Gain in excess of the Annual Gain Limitation. (For purposes of this Article 2, the Protected Gain recognized by each of the Protected Partners shall be deemed equal to the gain that would have been recognized without giving effect to any adjustment in basis that results with respect to the indirect interest of such Protected Partner in such Gain Limitation Property, it being intended that the Annual Gain Limitation and the related definitions are to be applied to the Protected Partners as a group before giving effect to basis adjustments. For example, and as an illustration only, if a Protected Partner who would have recognized $1,500,000 of gain with respect to the sale of a Gain Limitation Property has died, the Annual Gain Limitation and the related definitions shall still be computed and applied as if such gain were recognized by such Protected Partner, notwithstanding the adjustment to tax basis that occurs with respect to such Protected Partner’s indirect interest in the Gain Limitation Property that occurs upon the death of such Protected Partner.)

Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the prohibition shall extend to:

(a)	any direct or indirect disposition by any direct or indirect Subsidiary of any Gain Limitation Property or any interest therein;

(b)	any direct or indirect disposition by the Partnership of any Gain Limitation Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and

(c)	any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder;

Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, by the Partnership or any Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.

Notwithstanding the foregoing, this Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests and the receipt of such partnership interests would not result in the recognition of gain for federal income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for his Units and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive Cash Consideration.

(b) Notwithstanding the restriction set forth in this Section 2.1, the Partnership and any Subsidiary may dispose of any Gain Limitation Property (or any interest therein) if such disposition qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any Protected Partner with respect to any of the Units; provided, however, that:

(i) in the case of a Section 1031 like-kind exchange, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Gain Limitation Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) to apply with respect to such Gain Limitation Property (including by reason of the application of Section 1031(f)(4)) shall be considered a violation of this Section 2.1 by the Partnership; and

(ii) in the event that at the time of the exchange or other disposition the Protected Property is secured, directly or indirectly, by indebtedness that is guaranteed by a Protected Partner (or for which a Protected Partner otherwise has personal liability) and that is not then in default and the transferee is not a Subsidiary of the Partnership that both is more than 50% owned, directly or indirectly by the Partnership and is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly owned subsidiary of the Partnership is the sole managing general partner or sole managing member, as applicable), (a) either (I) such indebtedness shall be repaid in full or (II) the Partnership shall obtain from the lenders with respect to such indebtedness a full and complete release of liability for each of the Protected Partners that has guaranteed, or otherwise has liability for, such indebtedness, and (b) if such indebtedness is a Guaranteed Debt and the Tax Protection Period shall not have expired, the Partnership shall comply with its covenants set forth in Article 3 below with respect to such Guaranteed Debt and the Partner Guarantors that are considered to have liability for such Guaranteed Debt (determined under Section 3.4 treating such events as a repayment of the Guaranteed Debt).

2.2 Annual Gain Limitation. For each Gain Limitation Year, the Annual Gain Limitation will be the sum of the Annual Gain Amount, plus the Gain Limitation Carry-forward.

2.3 Allocation of Excess Protected Gain among Protected Partners. For each Gain Limitation Year, the Excess Protected Gain (computed in accordance with the principles set forth in the parenthetical in the first paragraph of Section 2.1) will be allocated among Protected Partners in proportion to their Unadjusted Protected Gain Percentages (computed in accordance with the principles set forth in the parenthetical in the first paragraph of Section 2.1) for purposes of determining the amount of Protected Gain recognized by a Protected Partner that is subject to reimbursement pursuant to Article 4 hereof (for purpose of Article 4, the calculations of gain recognized by a Protected Partner and the reimbursement required shall be based upon the actual gain recognized by such Protected Partner without regard to the principles set forth in the parenthetical in the first paragraph of Section 2.1). Specifically, for each Gain Limitation Year, the amount of Protected Gain for which a Protected Partner may be reimbursed under Article 4 hereof will equal the product of (a) the Protected Partner’s Unadjusted

Protected Gain Percentage (computed in accordance with the principles set forth in the parenthetical in the first paragraph of Section 2.1), multiplied by (b) the Excess Protected Gain for such Gain Limitation Year (computed in accordance with the principles set forth in the parenthetical in the first paragraph of Section 2.1); provided, however, that no Protected Partner shall be considered for this purpose to have recognized an amount of Protected Gain for a Gain Limitation Year that exceeds the Protected Gain actually recognized by such Protected Partner with respect to such Gain Limitation Year (computed in accordance with the principles set forth in the parenthetical in the first paragraph of Section 2.1), and provided further, that the Protected Gain for which other Protected Partners are entitled to reimbursement shall be increased by the portion of the Excess Protected Gain for such year not allocated to Protected Partners by reason of the immediately preceding limitation (with such allocation to be in accordance with the Protected Gain recognized by the Protected Partners not subject to such limitation). Schedule 2.3 hereto sets forth an example that illustrates the application of this Section 2.3.

ARTICLE 3

ALLOCATION OF LIABILITIES AND GUARANTEE OPPORTUNITY AND DEFICIT

RESTORATION OBLIGATIONS

3.1 Minimum Liability Allocation. During the Tax Protection Period, the Partnership will offer to each Protected Partner the opportunity either (i) to enter into Qualified Guarantees of Qualified Guarantee Indebtedness or (ii) to enter into a Deficit Restoration Obligation, in such amount or amounts so as to cause the amount of partnership liabilities allocated to such Protected Partner for purposes of Section 752 of the Code to be not less than such Protected Partner’s Minimum Liability Amount and to cause the amount of partnership liabilities with respect to which such Protected Partner will be considered to be “at risk” for purposes of Section 465 of the Code to be not less than such Protected Partner’s Minimum Liability Amount, as provided in this Article 3. In order to minimize the need for Protected Partners to enter into Qualified Guarantees or DROs, the Partnership will use the optional method under Treasury Regulations Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by a Gain Limitation Property to the Protected Partners to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Gain Limitation Property allocated to the Protected Partners under Treasury Regulations Section 1.752-3(a)(2).

3.2 Qualified Guarantee Indebtedness and Qualified Guarantee; Treatment of Qualified Guarantee Indebtedness as Guaranteed Debt. In order for an offer by the Partnership of an opportunity to guarantee indebtedness to satisfy the requirements of this Article 3, (1) the indebtedness to be guaranteed must satisfy all of the conditions set forth in this Section 3.2 (indebtedness satisfying all such conditions is referred to as “Qualified Guarantee Indebtedness”); (2) the guarantee by the Partner Guarantors must be pursuant to a Guarantee Agreement substantially in the form attached hereto as Schedule 3.7 that satisfies the conditions set forth in Sections 3.2(i) and (iii) (a “Qualified Guarantee”); (3) the amount of debt required to be guaranteed by the Partner Guarantor must not exceed the portion of the Guaranteed Amount for which a replacement guarantee is being offered and (4) the debt to be guaranteed must be considered indebtedness of the Partnership for purposes of determining the adjusted tax basis of the interests of partners in the Partnership in their partnership interests. If, and to the extent that, a Partner Guarantor elects to guarantee Qualified Guarantee Indebtedness pursuant to an offer made in accordance with this Article 3, such indebtedness thereafter shall be considered a Guaranteed Debt and subject to all of this Article 3. The conditions that must be satisfied at all times with respect to any additional or replacement Guaranteed Debt offered pursuant to this Article 3 hereof and the guarantees with respect thereto are as follows:

(i)	each such guarantee shall be a “bottom dollar guarantee” in that the lender for the Guaranteed Debt is required to pursue all other collateral and security for the Guaranteed Debt (other than any “bottom dollar guarantees” permitted pursuant to this clause (i) and/or Section 3.3 below) prior to seeking to collect on such a guarantee, and the lender shall have recourse against the guarantee only if, and solely to the extent that, the total amount recovered by the lender with respect to the Guaranteed Debt after the lender has exhausted its remedies as set forth above is less than the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt (plus the aggregate amounts of any other guarantees (x) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article 3 are entered into, or (y) that are entered into after the date the guarantees pursuant to this Article 4 are entered into with respect to such Guaranteed Debt and that comply with Section 3.5 below, but only to the extent that, in either case, such guarantees are “bottom dollar guarantees” with respect to the Guaranteed Debt), and the maximum aggregate liability of each Partner Guarantor for all Guaranteed Debt shall be limited to the amount actually guaranteed by such Partner Guarantor;

(ii)	the fair market value of the collateral against which the lender has recourse pursuant to the Guaranteed Debt, determined as of the time the guarantee is entered into (an independent appraisal relied upon by the lender in making the loan shall be conclusive evidence of such fair market value when the guarantee is being entered into in connection with the closing of such loan), shall not be less than 150% of the sum of (x) the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt, plus (y) the dollar amount of any other indebtedness that is senior to or pari passu with the Guaranteed Debt and as to which the lender thereunder has recourse against property that is collateral of the Guaranteed Debt, plus (z) the aggregate amounts of any other guarantees (A) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article 3 are entered into with respect to such Guaranteed Debt and that comply with Section 3(e) below, but only to the extent that such guarantees are “bottom dollar guarantees with respect to the Guaranteed Debt);

(iii)	(A) the executed guarantee must be delivered to the lender and (B) (i) the execution of the guarantee by the Partner Guarantors must be acknowledged by the lender as an inducement to it to make a new loan, to continue an existing loan (which continuation is not otherwise required), or to grant a material consent under an existing loan (which consent is not otherwise required to be granted) or, alternatively, (ii) the guarantee otherwise must be enforceable under the laws of the state governing the loan and in which the property securing the loan is located or in which the lender has a significant place of business (with any bona fide branch or office of the lender through which the loan is made, negotiated, or administered being deemed a “significant place of business” for the purposes hereof);

(iv)	as to each Partner Guarantor that is executing a guarantee pursuant to this Agreement, there must be no other Person that would be considered to “bear the economic risk of loss,” within the meaning of Treasury Regulation § 1.752-2, or would be considered to be “at risk” for purposes of Section 465(b) with respect to that portion of such debt for which such Partner Guarantor is being made liable for purposes of satisfying the Partnership’s obligations to such Partner Guarantor under this Article 3;

(v)	the obligor with respect to the Guaranteed Debt is the Partnership or an entity which is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly-owned subsidiary of the Partnership is the sole managing general partner or sole managing member, as applicable).

3.3 Covenant With Respect to Guaranteed Debt Collateral. The Partnership covenants with the Partner Guarantors with respect to the Guaranteed Debt that (A) it will comply with the requirements set forth in Section 2.2(b)(ii) upon any disposition of any collateral for a Guaranteed Debt, whether during or following the Tax Protection Period, and (B) it will not at any time, whether during or following the Tax Protection Period, pledge the collateral with respect to a Guaranteed Debt to secure any other indebtedness (unless such other indebtedness is, by its terms, subordinate in all respects to the Guaranteed Debt for which such collateral is security) or otherwise voluntarily dispose of or reduce the amount of such collateral unless either (i) after giving effect thereto the conditions in Section 3.2(ii) would continue to be satisfied with respect to the Guaranteed Debt and the Guaranteed Debt otherwise would continue to be Qualified Guarantee Indebtedness, or (ii) the Partnership (A) obtains from the lender with respect to the original Guaranteed Debt a full and complete release of any Partner Guarantor unless the Partner Guarantor expressly requests that it not be released, and (B) if the Tax Protection Period has not expired, offers to each Partner Guarantor with respect to such original Guaranteed Debt, not less than 30 days prior to such pledge or disposition, the opportunity either (1) to enter into a Qualified Guarantee of other the Partnership indebtedness that constitutes Qualified Guarantee Indebtedness (with such replacement indebtedness thereafter being considered a Guaranteed Debt and subject to this Article 3) in an amount equal to the amount of such original Guaranteed Debt that was guaranteed by such Partner Guarantor or (2) to enter into a DRO in the amount of the original Guaranteed Debt that was guaranteed by such Partner Guarantor.

3.4 Repayment or Refinancing of Guaranteed Debt. The Partnership shall not, at any time during the Tax Protection Period applicable to a Partner Guarantor, repay or refinance all or any portion of any Guaranteed Debt unless (i) after taking into account such repayment, each Partner Guarantor would be entitled to include in its basis for its Units an amount of Guaranteed Debt equal to its Minimum Liability Amount, or (ii) alternatively, the Partnership, not less than 30 days prior to such repayment or refinancing, offers to the applicable Partner Guarantors the opportunity either (A) to enter into a Qualified Guarantee with respect to other Qualified Guarantee Indebtedness, or (B) to enter into a DRO, in either case in an amount sufficient so that, taking into account such guarantees of such other Qualified Guarantee Indebtedness, as applicable, each Partner Guarantor who guarantees such other Qualified Guarantee Indebtedness or enters into a DRO in the amount specified by the Partnership would be entitled to include in its adjusted tax basis for its Units debt equal to the Minimum Liability Amount for such Partner Guarantor.

3.5 Limitation on Additional Guarantees With Respect to Debt Secured by Collateral for Guaranteed Debt. The Partnership shall not offer the opportunity or make available to any person or entity other than a Protected Partner a guarantee of any Guaranteed Debt or other debt that is secured, directly or indirectly, by any collateral for Guaranteed Debt unless (i) such debt by its terms is subordinate in all respects to the Guaranteed Debt or, if such other guarantees are of the Guaranteed Debt itself, such guarantees by their terms must be paid in full before the lender can have recourse to the Partner Guarantors (i.e., the first dollar amount of recovery by the applicable lenders must be applied to the Guaranteed Amount); provided that the foregoing shall not apply with respect to additional guarantees of Guaranteed Debt so long as the conditions set forth in Sections 3.2(ii) would be satisfied immediately after the implementation of such additional guarantee (determined in the case of Section 3.2(ii), based upon the fair market value of the collateral for such Guaranteed Debt at the time the additional guarantee is entered into and adding the amount of such additional guarantee(s) to the sum of the applicable Guaranteed Amounts plus any other preexisting “bottom dollar guarantee” previously permitted pursuant to this Section 3.5 or Sections 3.2(i) and (ii) above, for purposes of making the computation provided for in Section 3.2(ii)), and (ii) and such other guarantees do not have the effect of reducing the amount of the Guaranteed Debt that is includible by any Partner Guarantor in its adjusted tax basis for its Units pursuant to Treasury Regulation § 1.752-2.

3.6 Process. Whenever the Partnership is required under this Article 3 to offer to one or more of the Partner Guarantors an opportunity either to guarantee Qualified Guarantee Indebtedness or enter into a DRO, the Partnership shall be considered to have satisfied its obligation if the other conditions in this Article 3 are satisfied and, not less than thirty (30) days prior to the date that such guarantee would be required to be executed in order to satisfy this Article 3, the Partnership sends by first class mail, return receipt requested, to the last known address of each such Partner Guarantor (as reflected in the records of the Partnership) the Guarantee Agreement or DRO, as applicable, to be executed (which in the case of Guarantee Agreement shall be substantially in the form of Schedule 3.7 hereto, with such changes thereto as are necessary to reflect the relevant facts) and a brief letter explaining the relevant circumstances (including, as applicable, that the offer is being made pursuant to this Article 3, the circumstances giving rise to the offer, a brief summary of the terms of the Qualified Guarantee Indebtedness to be guaranteed, a brief description of the collateral for the Qualified Guarantee Indebtedness, a statement of the amount to be guaranteed, the address to which the executed Guarantee Agreement or DRO, as applicable, must be sent and the date by which it must be received, and a statement to the effect that, if the Protected Partner fails to execute and return such Agreement within the time period specified, the Partner Guarantor thereafter would lose its rights under this Article 3 with respect to the amount of debt that the Partnership is required to offer to be guaranteed or made available for the DRO, and depending upon the Partner Guarantor’s circumstances and other circumstances related to the Partnership, the Partner Guarantor could be required to recognize taxable gain as a result thereof, either currently or prior to the expiration of the Tax Protection Period, that otherwise would have been deferred). If a notice is properly sent in accordance with this procedure, the Partnership shall have not responsibility as a result of the failure of a Partner Guarantor either to receive such notice or to respond thereto within the specified time period.

3.7 Presumption as to Schedule 3.7. The form of the Guarantee Agreement attached hereto as Schedule 3.7 shall be conclusively presumed to satisfy the conditions set forth in Section 3.2(i) and to have caused the Guaranteed Debt to be considered allocable to the Guarantor Partner who enters into such Guarantee Agreement pursuant to Treasury Regulation § 1.752-2 and Section 465 of the Code so long as all of the following conditions are met with respect such Guaranteed Debt:

(i)	there are no other guarantees in effect with respect to such Guaranteed Debt (other than the guarantees contemporaneously being entered into by the Partner Guarantors pursuant to this Article 3);

(ii)	the collateral securing such Guaranteed Debt is not, and shall not thereafter become, collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii)	no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period pursuant to the proviso set forth in Section 3.3;

(iv)	the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2 or any person that would be considered a “related party” as determined for purposes of Section 465 of the Code; and

(v)	none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered into, or shall thereafter enter into, a relationship that would cause such person or entity to be considered to bear the risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulation § 1.752-2 or that would cause such entity to be considered “at risk” with respect to such Guaranteed Debt, as determined for purposes of Section 465 of the Code.

3.8 Deficit Restoration Obligation. The Partnership will maintain an amount of indebtedness of the Partnership that would be considered “recourse” indebtedness (taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the General Partner) equal to or greater than the sum of the amounts subject to a DRO of all Protected Partners and other partners in the Partnership. The deficit restoration obligation shall be conclusively presumed to cause the Protected Partner to be allocated an amount of liabilities equal to the DRO Amount of such Protected Partner for purposes of Sections 465 and 752 of the Code, provided that (1) the Partnership maintains an amount of debt that is considered “recourse” indebtedness (determined for purposes of Section 752 of the Code and taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the General Partner) equal to the aggregate DRO Amounts of all partners of the Partnership and (2) all other terms and conditions of the Partnership Agreement with respect to such deficit restoration obligation are met.

3.9 Additional Guarantee and DRO Opportunities. Without limiting any of the other obligations of the Partnership under this Agreement, from and after the expiration of the Tax Protection Period, the Partnership shall, upon a request from a Protected Partner, use commercially reasonable efforts to permit such Protected Partner to enter into an agreement with the Partnership to bear the economic risk of loss as to a portion of the Partnership’s recourse indebtedness by undertaking an obligation to restore a portion of its negative capital account balance upon liquidation of such Protected Partner’s interest in the Partnership and/or to bear financial liability under a Guarantee Agreement substantially in the form of Schedule 3.7 hereto for indebtedness that would be considered Qualifying Guarantee Indebtedness under Section 3.2 hereof, if such Protected Partner shall provide information from its professional tax advisor satisfactory to the Partnership showing that, in the absence of such agreement, such Protected Partner likely would not be allocated from the Partnership sufficient indebtedness under Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than gain required to be recognized by reason of actual cash distributions from the Partnership). The Partnership and its professional tax advisors shall cooperate in good faith with such Protected Partner and its professional tax advisors to provide such information regarding the allocation of the Partnership liabilities and the nature of such liabilities as is reasonably necessary in order to determine the Protected Partner’s adjusted tax basis in its Units and at-risk amount. If the Partnership permits a Protected Partner to enter into an agreement under this Section 3.9, the Partnership shall be under no further obligation with respect thereto, and the Partnership shall not be required to indemnify such Protected Partner for any damage incurred, in connection with or as a result of such agreement or the indebtedness, including without limitation a refinancing or prepayment thereof or taking any of the other actions required by Article 3 hereof with respect to Qualified Indebtedness.

ARTICLE 4

REMEDIES FOR BREACH

4.1 Monetary Damages. In the event that the Partnership breaches its obligations set forth in Article 2, Article 3, or Article 6 with respect to a Protected Partner the Protected Partner’s sole right shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to:

(a)	in the case of a violation of Articles 3 or 6, the aggregate federal, state and local income taxes incurred by the Protected Partner or an Indirect Owner as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner with respect to its Units by reason of such breach;

(b)	in the case of a violation of Article 2, the aggregate federal state, and local income taxes incurred by the Protected Partner or an Indirect Owner with respect the Excess Protected Gain incurred with respect to the Gain Limitation Property that is allocable to such Protected Partner under the Partnership Agreement and Section 2.3 hereof (computed without regard to the principles set forth in the parenthetical in the first paragraph of Section 2.1);

plus in the case of either (a) or (b), an amount equal to the aggregate federal, state, and local income taxes payable by the Protected Partner or an Indirect Owner as a result of the receipt of any payment required under this Section 4.1.

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner (or Indirect Owner), (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account, and (ii) a Protected Partner’s (or Indirect Owner’s) tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner’s (or Indirect Owner’s) taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner (or Indirect Owner) that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner (or Indirect Owner) to offset other income, gain or taxes of the Protected Partner(or Indirect Owner), either in the current year, in earlier years, or in later years).

4.2 Process for Determining Damages. If the Partnership has breached or violated any of the covenants set forth in Article 2, Article 3, or Article 6 (or a Protected Partner asserts that the Partnership has breached or violated any of the covenants set forth in Article 2, Article 3, or Article 6), the Partnership and the Protected Partner (or Indirect Owner) agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner (or Indirect Owner) under Section 4.1 (and to the extent applicable, Sections 4.4). If any such disagreement cannot be resolved by the Partnership and such Protected Partner (or Indirect Owner) within sixty (60) days after the receipt of notice from the Partnership of such breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the Partnership of an assertion by a Protected Partner that the Partnership has breached or violated any of the covenants set forth in Article 2, Article 3, or Article 6), the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (“an Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth Article 2, Article 3, or Article 6, has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 4.1 (and to the extent applicable, Section 4.4). All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2, Article 3, or Article 6 and the amount of damages payable to the Protected Partner under Section 4.1 (and to the extent applicable, Section 4.4) shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) less than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.

4.3 Required Notices; Time for Payment. In the event that there has been a breach of Article 2, Article 3, or Article 6 the Partnership shall provide to the Protected Partner notice of the transaction or event giving rise to such breach not later than at such time as the Partnership provides to the Protected Partners the Schedule K-1’s to the Partnership’s federal income tax return as required in accordance with Section 7.3 below. All payments required under this Article 4 to any Protected Partner shall be made to such Protected Partner on or before April 15 of the year following the year in which the gain recognition event giving rise to such payment took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain, the Partnership shall make a payment to the Protected Partner on or before the due date for such estimated tax payment and such payment from the partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner at such time. In the event of a payment required after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made.

4.4 Additional Damages for Breaches of Section 2.1(b)(ii), Section 3.2 and/or Section 3.3. Notwithstanding any of the foregoing in this Article 4, in the event that the Partnership should breach any of its covenants set forth in Section 2.1(b)(ii), Section 3.2, and/or Sections 3.3 (i) and/or (ii) and a Protected Partner (or Indirect Owner) is required to make a payment in respect of such indebtedness that it would not have had to make if such breach had not occurred (an “Excess Payment”), then, in addition to the damages provided for in the other Sections of this Article 4, the Partnership shall pay to such Protected Partner (or Indirect Owner) an amount equal to the sum of (i) the Excess Payment plus (ii) the aggregate federal, state and local income taxes, if any, computed or set forth in Section 4.1, required to be paid by such Protected Partner (or Indirect Owner) by reason of Section 4.4 becoming operative (for example, because the breach by the Partnership and this Section 4.4 caused all or any portion of the indebtedness in question no longer to be considered debt includible in basis by the affected Protected Partner pursuant to Treasury Regulations § 1.752-2(a)), plus (iii) an amount equal to the aggregate federal, state and local income taxes required to be paid by the Protected Partner (or Indirect Owner) (computed as set forth in Section 4.1) as a result of any payment required under this Section 4.4.

ARTICLE 5

SECTION 704(C) METHOD AND ALLOCATIONS

5.1 Application of “Traditional Method.” Notwithstanding any provision of the Partnership Agreement, the Partnership shall use the “traditional method” under Regulations § 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to the properties contributed to the Partnership in connection with the initial public offering of the REIT’s shares of common stock.

ARTICLE 6

ALLOCATIONS OF LIABILITIES PURSUANT TO REGULATIONS UNDER SECTION 752

6.1 Allocation Methods to be Followed. Except as provided in Section 6.2, all tax returns prepared by the Partnership with respect to the Protected Period (and to the extent arrangements have been entered into pursuant to Section 3.9, for so long thereafter as such arrangements are in effect) that allocate liabilities of the Partnership for purposes of Section 752 and the Treasury Regulations thereunder shall treat each Partner Guarantor as being allocated for federal income tax purposes an amount of recourse debt (in addition to any nonrecourse debt otherwise allocable to such Partner Guarantor in accordance with the Partnership Agreement and Treasury Regulations § 1.752-3 and any other recourse liabilities allocable to such Partner Guarantor by reason of guarantees of indebtedness or DROs entered into pursuant other agreements with the Partnership) pursuant to Treasury Regulation § 1.752-2 equal to such Partner Guarantor’s Guaranteed Amount, and the Partnership and the REIT shall not, during or with respect to the Tax Protection Period, take any contrary or inconsistent position in any federal or state income tax returns (including, without limitation, information returns, such as Forms K-1, provided to partners in the Partnership and returns of Subsidiaries of the Partnership) or any dealings involving the Internal Revenue Service (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the income tax returns of the Partnership or the tax treatment of any holder of partnership interests the Partnership).

6.2 Exception to Required Allocation Method. Notwithstanding the provisions of this Agreement, the Partnership shall not be required to make allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement if and to the extent that the Partnership determines in good faith that it may not be more likely than not that such allocations will be respected; provided that the Partnership shall provide to each Protected Partner (or in the event of their death or disability, their executor, guardian or custodian, as applicable), notice of such determination and if, within forty-five (45) days after the receipt thereof, the Partnership is provided an opinion of a law firm recognized as expert in such matters or a nationally recognized public accounting firm to the effect that it is more likely than not that such allocations will be respected, the Partnership shall continue to make allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement; provided further that if there shall have been a judicial determination in a proceeding to which the Partnership is a party and as to which the General Partners have been allowed to participate as and to the extent contemplated in Article 6 to the effect that such allocations are not correct, Section 6.1 shall not apply unless the matter is being appealed to an applicable court of appeals, the requirements of Section 7.2 shall have been satisfied in connection therewith, and the opinion described above from counsel or accountants engaged by a Protected Partner shall have been provided. In no event shall this Section 6.2 be construed to relieve the Partnership for liability arising from a failure by the Partnership to comply with one or more of the provisions of Article 3 of this Agreement.

6.3 Cooperation in the Event of a Change. If a change in the Partnership’s allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners is required by reason of circumstances described in Section 6.2, the Partnership and its professional tax advisors shall cooperate in good faith with each Protected Partner (or in the event of their death or disability, their executor, guardian or custodian, as applicable) and their professional tax advisors to develop alternative allocation arrangements and/or other mechanisms that protect the federal income tax positions of the Protected Partners in the manner contemplated by the allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement.

ARTICLE 7

TAX PROCEEDINGS

7.1 Notice of Tax Audits. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to taxes against the Protected Partners or the Partnership the calculation of which involves a matter covered in this Agreement that could result in tax liability to a Protected Partner (“Tax Claim”) or if the REIT or the Partnership receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding (“Tax Proceeding”) involving the Protected Partners or the Partnership or that otherwise could involve a matter covered in this Agreement and would reasonably be expected to directly or indirectly affect the Protected Partners in an adverse manner, then the REIT or the Partnership, as applicable shall promptly notify the Protected Partners of such Tax Claim or Tax Proceeding.

7.2 Control of Tax Proceedings. The REIT, as the general partner of the Partnership shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim; provided, however, that the REIT shall not consent to the entry of any judgment or enter into any settlement with respect to such Tax Claim or Tax Proceeding that would result in tax liability to one or more Protected Partners without the prior written consent of the affected Protected Partners (unless, and only to the extent, that any taxes required to be paid by the Protected Partners as a result thereof would be required to be reimbursed by the Partnership and the REIT under Article 4 and the Partnership and the REIT agree in connection with such settlement or consent, to make such required payments); provided further that the Partnership shall keep the Protected Partners informed of the progress thereof to the extent that such Proceeding or Tax Claim would reasonably be expected to directly or indirectly affect the Protected Partners in an adverse manner.

7.3 Timing of Tax Returns; Periodic Tax Information. The Partnership shall cause to be delivered to each Protected Partner, as soon as reasonably practicable each year, the Forms K-1 that the Partnership is required to deliver to such Protected Partners with respect to the prior taxable year. In addition, the Partnership agrees to provide to the Protected Partners, upon request, an estimate of the taxable income expected to be allocable for a specified taxable year from the Partnership to each Protected Partner and the entities that they control, provided that such estimates shall not be required to be provided more frequently than once each calendar quarter.

ARTICLE 8

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS; APPROVAL

OF CERTAIN TRANSACTIONS

8.1 Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Partnership or the REIT and another entity) except by a written instrument signed by the REIT, the Partnership, and each of the Protected Partners to be subject to such amendment-.

8.2 Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE 9

MISCELLANEOUS

9.1 Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

9.2 Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

9.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

9.4 Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

9.5 Representations and Warranties Regarding Authority; Noncontravention. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.

9.6 Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

9.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(i)	if to the Partnership or the REIT, to:

DuPont Fabros Technology, Inc.

1212 New York Avenue, NW, Suite 900

Washington, D.C., 20005

(202) 728-0044

Attention: [                        ]

Facsimile: [                    ]

(i)	if to a Protected Partner, to the address on file with the Partnership.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

9.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

9.9 Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the [District of Columbia][Commonwealth of Virginia], without regard to the choice of law provisions thereof.

9.10 Consent to Jurisdiction; Enforceability.

9.10.1 This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the [District of Columbia][Commonwealth of Virginia]. For such purpose, each party hereto and the Protected Partners hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

9.10.2 Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.11 Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

9.12 Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

IN WITNESS WHEREOF, the REIT, the Partnership, the Merging Entities and the Protected Partners have caused this Agreement to be signed by their respective officers, general partners, or delegates thereunto duly authorized all as of the date first written above.

DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation

By:
	Name:	Hossein Fateh
	Title:	Chief Executive Officer

DUPONT FABROS TECHNOLOGY, L.P., a Maryland limited partnership

	By:	DuPont Fabros Technology, Inc., a Maryland corporation, its General Partner

By:
		Name:	Hossein Fateh
		Title:	Chief Executive Officer

SAFARI VENTURES LLC, a Delaware limited liability company

By:	Eden Management LLC, a Delaware limited liability company, its Managing Member

	By:	Panda Interests LLC, a Virginia limited liability company, its Managing Member

By:
		Name:	Lammot J. du Pont
		Title:	Manager

RHINO INTERESTS LLC, a Delaware limited liability company

By:	Eden Management LLC, a Delaware limited liability company, its Managing Member

	By:	Panda Interests LLC, a Virginia limited liability company, its Managing Member

By:
		Name:	Lammot J. du Pont
		Title:	Manager

QUILL VENTURES LLC, a Delaware limited liability company

By:	Eden Management LLC, a Delaware limited liability company, its Managing Member

	By:	Panda Interests LLC, a Virginia limited liability company, its Managing Member

By:
		Name:	Lammot J. du Pont
		Title:	Manager

LEMUR VENTURES LLC, a Delaware limited liability company

By:	Lemur Management LLC, a Delaware limited liability company, its Managing Member

	By:	Panda Interests LLC, a Virginia limited liability company, its Managing Member

By:
		Name:	Lammot J. du Pont
		Title:	Manager

MEERKAT INTERESTS LLC, a Delaware limited liability company

	By:	Panda Interests LLC, a Virginia limited liability company, its Managing Member

By:
		Name:	Lammot J. du Pont
		Title:	Manager

GRIZZLY INTERESTS LLC, a Delaware limited liability company

By:	Grizzly Members LLC, a Delaware limited liability company, its Managing Member

By:
Name:	Lammot J. du Pont
Title:	Managing Member

SCHEDULES AND EXHIBITS TO THE TAX PROTECTION AGREEMENT

Schedule 2.1(a)	List of Protected Partners
Schedule 2.1(b)	Gain Limitation Properties and Estimated Initial Protected Gain for Protected Partners
Schedule 2.3	Example Illustrating the Provisions of Section 2.3 of the Agreement Relating to Allocation of Annual Gain Limitation Among Protected Partners
Schedule 3.1	Minimum Liability Amount
Schedule 3.7	Form of Guarantee Agreement

EXHIBIT A	Form of Certificate of Merger
EXHIBIT B	Form of Articles of Merger
EXHIBIT C	Merger Consideration Calculation
EXHIBIT D	Form of Investor Representations
EXHIBIT E	Form of Limited Partner Acceptance
EXHIBIT F	Form of Tax Protection Agreement
EXHIBIT G	Form of FIRPTA Certificate – Non-Foreign Person Affidavit